Exhibit 99.1

Post Holdings and BellRing Brands Announce Completion of the Spin-Off of 80.1% of Post’s Interest in BellRing

ST. LOUIS, March 10, 2022—Post Holdings, Inc. (NYSE:POST) (“Post”) and BellRing Brands, Inc. (NYSE:BRBR) (“New BellRing”) today announced the completion of the spin-off of 80.1% of Post’s interest in New BellRing to Post shareholders.

Under the previously disclosed terms of the transaction, Post distributed an aggregate of 78,076,841 shares of common stock of New BellRing (which was previously named “BellRing Distribution, LLC” and was renamed “BellRing Brands, Inc.” upon conversion into a Delaware corporation) after market close at 4:01 p.m. Eastern Time on March 10, 2022 (the “distribution date”) on a pro rata basis to Post shareholders (the “distribution”). Based on the shares of Post common stock outstanding as of February 25, 2022, the record date for the distribution, Post shareholders received 1.267788 shares of New BellRing common stock in the distribution for each share of Post common stock held. No fractional shares of New BellRing were issued in the distribution, and instead, Post shareholders will receive cash in lieu of any fractional shares of New BellRing common stock. The spin-off was structured in a manner intended to qualify as a tax-free distribution to Post shareholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of fractional shares of New BellRing common stock.

Upon completion of the distribution, a subsidiary of New BellRing merged (the “merger”) with and into BellRing Intermediate Holdings, Inc. (which was previously named “BellRing Brands, Inc.”) (“Old BellRing”) and each outstanding share of Old BellRing Class A common stock was converted into one share of New BellRing common stock and $2.97 in cash, which amount was determined in accordance with the agreement that governed the transaction. New BellRing common stock will be traded under the ticker symbol “BRBR”.

As a result of certain contributions made in connection with the transaction, Post received incremental value in an amount that, based on the percentage of the outstanding BellRing Brands, LLC nonvoting membership units owned by Post prior to the distribution, was $289.5 million.

Following the distribution and the merger, Post owns 14.2% of the New BellRing common stock and Post shareholders own 57.3% of the New BellRing common stock. The holders of Old BellRing Class A common stock prior to the merger maintained their 28.5% effective ownership interest in the BellRing business. In addition, as a result of the completion of the transaction, including the contribution by Post of the sole outstanding share of Old BellRing Class B common stock (which represented 67% of the total voting power of the outstanding Old BellRing common stock), the dual class voting structure in the BellRing business has been eliminated.

Two-Way Trading for Post Common Stock on the NYSE

Beginning on February 24, 2022, and continuing through the close of trading on March 10, 2022, there were two markets in Post common stock on the New York Stock Exchange (the “NYSE”): a “regular way” market and an “ex-distribution” market. During this period of two-way trading in Post common stock, a Post shareholder could sell the right to his or her shares of New BellRing common stock that he or she would receive pursuant to the distribution in a “when issued” market. Starting tomorrow, March 11, 2022, the “when issued” market will be discontinued. In all cases, investors are encouraged to consult with their financial advisors regarding the specific implications of any sales of Post common stock through the close of trading today.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include statements regarding the intended tax treatment of the distribution to Post shareholders. There are a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements made herein, including risks relating to unanticipated developments that negatively impact the New BellRing common stock, the ongoing conflict in Ukraine, the rapidly changing situation related to the COVID-19 pandemic and other financial, operational and legal risks and uncertainties described in Post’s and BellRing’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements represent Post’s and BellRing’s judgment as of the date of this release. Post and BellRing disclaim, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.

Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice and food ingredient food categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the global convenient nutrition category through its minority ownership of BellRing Brands, Inc., a publicly-traded holding company offering ready-to-drink shake and powder protein products. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

About BellRing Brands, Inc.

BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:

Investor Relations

Jennifer Meyer

jennifer.meyer@postholdings.com

(314) 644-7665

Media Relations

Lisa Hanly

lisa.hanly@postholdings.com

(314) 665-3180